UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 24, 2009

INUVO, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-32442	87-0450450
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15550 Lightwave Drive, Third Floor, Clearwater, FL	33760
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	727-324-0046

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 24, 2009 Inuvo, Inc. entered into the Second Amended and Restated Loan Agreement with Wachovia Bank, N.A.(“Wachovia”) pursuant to which we have restructured our obligations with Wachovia to reallocate the amounts owed to the bank between the term note and the credit note and to extend the due date of the remaining portion of the obligations. Under the terms of the Second Amended and Restated Loan Agreements, which have superseded all prior loan agreement with Wachovia,

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we have issued Wachovia the Second Amended and Restated Revolving Credit Promissory Note in the principal amount of $5,300,000 (the “Credit Note”) and the Second Amended and Restated Term Promissory Note in the principal amount of $4,142,806.14 (the “Term Note”),

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both the Credit Note and Term Note bear interest at the rate of LIBOR plus 7%, with a floor of 7%, and are due on March 31, 2011,

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prior to the restructure, we owed Wachovia approximately $6.4 million under the previous credit note, with a maximum borrowing of $8,000,000. As described below, the maximum borrowing was reduced by $2.7 million and reallocated to the balance of the Term Note. We are permitted to have aggregate principal advances outstanding under this Credit Note of the greater of (i) $5.3 million or (ii) 80% of eligible accounts receivable less reserves plus an “over-advance” of $2.1 million through May 31, 2010 which, over time, is reduced to $1.0 million at January 1, 2011, which remains at that level through maturity of the Credit Note,

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prior to the restructure, we owed Wachovia approximately $1.44 million under the previous term note. As part of the restructure, this amount was increased by $2.7 million,

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our obligations under the loan agreement and the notes continue to be secured by a first priority lien, in favor of Wachovia, on all of our assets, including the stock of each of our operating subsidiaries, and are subject to certain financial covenants,

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we agreed to reduce the amounts owed Wachovia by $150,000 at closing, $375,000 on or before December 31, 2009 and $250,000 on or before both March 31, 2010 and July 31, 2010. In addition, 25% of all net proceeds from equity sales made by us after July 31, 2010 and 100% of the net proceeds from the sale of any collateral or subsidiary will be used to further reduce our obligations to Wachovia. Under the terms of the loan agreement, we used funds from the exercise of warrants as previously disclosed and from the sale of our stock described in Item 8.01 below for these reductions,

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the amounts due under the notes can be accelerated if an event of default occurs as described in the notes, and

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our outstanding $475,000 letter of credit must be terminated or replaced by the maturity date of the notes.  The availability under the Credit Note will be reduced by the outstanding balance of this letter of credit.

The Second Amended and Restated Loan Agreement, Second Amended and Restated Term Promissory Note and Second Amended and Restated Revolving Credit Promissory Note are filed as Exhibits 10.46, 10.47 and 10.48, respectively, hereto.

Item 7.01

Regulation FD Disclosure.

On December 29, 2009 we issued a press release announcing the completion of the Wachovia restructure and the sale of the securities described in Item 8.01 of this report. A copy of the press release is filed as Exhibit 99.1 to this report.

Pursuant to General Instruction B.2 of Form 8-K, the information in this Item 7.01 of Form 8-K, including Exhibit 99.1, is being furnished pursuant and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise be subject to the liabilities of that section, nor is it incorporated by reference into any filing of Inuvo, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 8.01

Other Events.

On December 16, 2009 we entered into subscription agreements for the sale of an aggregate of 16,740,000 shares of our common stock at a purchase price of $0.25 per share resulting in gross proceeds to us of $4,185,000. This offering was an at the market offering conducted as a takedown from our shelf registration statement which was declared effective by the Securities and Exchange Commission in January 2007. Under the terms of the subscription agreements, the closing of the offering was subject to the restructure of our Wachovia obligations and the proceeds from the subscriptions were deposited in escrow pending satisfaction of the closing condition. On December 28, 2009 following the restructure of the Wachovia obligations as described earlier in this report, the offering was closed. Included purchasers in this offering along with several institutional investors were members of our Board of Directors, their affiliates, and our executive officers who purchased an aggregate of $1,685,750 in the offering upon the same terms and conditions as the other investors. We did not engage the services of an underwriter or placement agent in this offering, but we have paid a finder’s fee of $48,000 to G Select Securities LLC, a broker dealer and member of FINRA.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits

10.46	Second Amended and Restated Loan Agreement dated December 24, 2009 with Wachovia Bank, N.A
10.47	Second Amended and Restated Term Promissory Note in the principal amount of $4,142,806.14 to Wachovia Bank, N.A. dated December 24, 2009.
10.48	Second Amended and Restated Revolving Credit Promissory Note in the principal amount of $5,300,000 to Wachovia Bank, N.A. dated December 24, 2009.
10.49	Subscription Agreement.
99.1	Press release dated December 29, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INUVO, INC.

Date: December 29, 2009	By:	/s/ Gail L. Babitt
Gail L. Babitt Chief Financial Officer

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